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As filed with the Securities and Exchange Commission on September 11, 2001

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Schedule TO/A
Tender Offer Statement under Section 14(d)(1) or 13(e)(1)
of the Securities Exchange Act of 1934
Amendment No. 4

PictureTel Corporation
(Name of Subject Company)

Polycom, Inc.
Pharaoh Acquisition Corp.
A Wholly Owned Subsidiary of
Polycom, Inc.
(Names of Filing Persons)
(Offeror)

COMMON STOCK,
Par Value $0.01 Per Share
(Title of Class of Securities)

720035302
(CUSIP Number of Class of Securities)

Michael R. Kourey
Senior Vice President of Finance
and Administration and
Chief Financial Officer
Polycom, Inc.
1565 Barber Lane
Milpitas, California 95035
(408) 526-9000
(Name, address, and telephone numbers of persons authorized to receive notices and communications on behalf of filing persons)

with a copy to
Mark A. Bertelsen Esq.
Michael S. Dorf, Esq.
Don Williams, Esq.
Shelly R. Dolev, Esq.
Melissa Hollatz, Esq
Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, CA 94304
(650) 493-9300

/ /	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.
/ /	Check the appropriate boxes below to designate any transactions to which the statement relates:
/x/ third-party tender offer subject to Rule 14d-1.
/ / issuer tender offer subject to Rule 13e-4.
/ / going-private transaction subject to Rule 13e-3.
/ / amendment to Schedule 13D under Rule 13d-2.
Check the following box if the filing is a final amendment reporting the results of the tender offer: / /

    This Amendment No. 4 (the "Amendment") amends and supplements the Tender Offer Statement on Schedule TO filed on June 18, 2001 by Pharaoh Acquisition Corp., a Delaware corporation ("Merger Sub") and wholly owned subsidiary of Polycom, Inc., a Delaware corporation ("Parent"), and Parent as amended on July 16, 2001, August 2, 2001 and August 15, 2001 (the "Schedule TO"). The Schedule TO relates to the offer to exchange all of the outstanding shares of common stock, $0.01 par value ("Common Stock"), of PictureTel Corporation, a Delaware corporation (the "Company"), together with associated rights to purchase Junior Preference Stock of the Company ("Rights") issued pursuant to the Rights Agreement dated as of March 25, 1992, as amended, between the Company and The First National Bank of Boston (the Common Stock and the Rights together being referred to herein as the "Shares") for $3.11, net to the seller in cash, and 0.1177 of a share of the common stock of Parent (the "Polycom Shares") per Share upon the terms and subject to the conditions described in the Prospectus referenced below.

    The offer is made pursuant to an Agreement and Plan of Merger, dated May 24, 2001, by and among Parent, Merger Sub and the Company which contemplates the merger of Merger Sub with and into the Company (the "Merger"). Parent has filed a registration statement with the Securities and Exchange Commission on Form S-4 on June 18, 2001 relating to the Polycom shares to be issued to the stockholders of the Company in the offer and the Merger (as amended on August 2, 2001 and August 16, 2001, the "Registration Statement"). The terms and conditions of the offer and the Merger are set forth in the prospectus that is part of the Registration Statement (the "Prospectus") a copy of which is attached hereto as Exhibit (a)(1), and in the related Letter of Transmittal, a copy of which is attached hereto as Exhibit (a)(2) (as they may be amended and supplemented from time to time, together constitute the "Offer").

    All of the information in the Prospectus and the related Letter of Transmittal, and any prospectus supplement or other supplement thereto related to the Offer filed with the Securities and Exchange Commission after the date hereof, is hereby incorporated by reference in answer to items 1 through and including 11 of this Schedule TO, except as otherwise set forth below.

Item 11.  Additional Information.

    Item 11 of the Schedule TO is hereby amended and supplemented to include the following additional information.

    On September 10, 2001, Parent and Company issued a press release announcing that Parent is extending the expiration date of the Offer until October 11, 2001 at midnight, New York City time, unless the Offer is further extended. The press release is contained in Exhibit (a)(13) hereto and the information set forth in the press release is incorporated herein by reference.

    All references in the Prospectus to "September 12, 2001" are hereby amended and restated to refer to "October 11, 2001."

Item 12.  Exhibits.

    The following are attached as exhibits to this Schedule TO:

Exhibit Number	Exhibit Description
(a)(1)	Prospectus relating to Polycom Shares to be issued in the Offer and the Merger (incorporated by reference from Parent's Prospectus on Form 424 filed on August 23, 2001).
(a)(2)	Form of Letter of Transmittal (incorporated by reference to Exhibit 99.1 to Parent's Amendment No. 1 to its Registration Statement on Form S-4 filed on August 2, 2001).***

(a)(3)	Form of Notice of Guaranteed Delivery (incorporated by reference to Exhibit 99.2 to Parent's Amendment No. 1 to its Registration Statement on Form S-4 filed on August 2, 2001).***
(a)(4)	Form of Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 (incorporated by reference to Exhibit 99.3 to Parent's Amendment No. 1 to its Registration Statement on Form S-4 filed on August 2, 2001).***
(a)(5)	Form of Letter to brokers, dealers, commercial banks, trust companies and other nominees (incorporated by reference to Exhibit 99.4 to Parent's Amendment No. 1 to its Registration Statement on Form S-4 filed on August 2, 2001).***
(a)(6)	Form of Letter to be used by brokers, dealers, commercial banks, trust companies and other nominees to their clients (incorporated by reference to Exhibit 99.5 to Parent's Amendment No. 1 to its Registration Statement on Form S-4 filed on August 2, 2001).***
(a)(7)	Press release issued by Parent on May 24, 2001 (incorporated by reference to Form 425 filed by Parent on May 25, 2001).*
(a)(8)	Polycom, Inc. Conference Call Outline Concerning Acquisition of PictureTel Corporation by Polycom, Inc. (incorporated by reference to Form 425 filed by Parent on June 5, 2001).*
(a)(9)	Question and Answer Period of the May 24, 2001 Polycom, Inc. Conference Call (incorporated by reference to Form 425 filed by Parent on June 5, 2001).*
(a)(10)	Joint press release issued by Parent and Company on July 16, 2001 (incorporated by reference to Form 425 filed by Parent on July 16, 2001).*
(a)(11)	Joint press release issued by Parent and Company on June 19, 2001 (incorporated by reference to Form 425 filed by Parent on June 19, 2001).**
(a)(12)	Joint press release issued by Parent and Company on August 14, 2001 (incorporated by reference to Form 425 filed by Parent on August 15, 2001). ****
(a)(13)	Joint press release issued by Parent and Company on September 10, 2001 (incorporated by reference to Form 425 filed by Parent on September 11, 2001).
(b)	None.
(d)(1)	Agreement and Plan of Merger by and among Parent, Merger Sub and the Company dated as of May 24, 2001 (incorporated by reference to Exhibit 2.1 to Parent's Registration Statement on Form S-4 filed on June 18, 2001).*
(d)(2)	Form of Voting and Tender Agreement by and among Parent and certain stockholders of PictureTel Corporation (incorporated by reference to Exhibit 2.2 to Parent's Registration Statement on Form S-4 filed on June 18, 2001).*
(d)(3)	Form of Affiliate Agreement between Parent and certain stockholders of PictureTel Corporation (incorporated by reference to Exhibit 2.3 to Parent's Registration Statement on Form S-4 filed on June 18, 2001).*
(g)	None.

(h)	None.

*	Previously filed on Schedule TO filed by Parent and Merger Sub on June 18, 2001.
**	Previously filed on Amendment No. 1 to Schedule TO filed by Parent and Merger Sub on July 16, 2001.
***	Previously filed on Amendment No. 2 to Schedule TO filed by Parent and Merger Sub on August 2, 2001.
****	Previously filed on Amendment No. 3 to Schedule TO filed by Parent and Merger Sub on August 15, 2001

Item 13.  Information Required by Schedule 13e-3.

    Not applicable.

SIGNATURE

    After due inquiry and to the best of my knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

POLYCOM, INC.
By:
/s/ ROBERT C. HAGERTY Name: Robert C. Hagerty Title: Chief Executive Officer

PHARAOH ACQUISITION CORP.
By:
/s/ MICHAEL R. KOUREY Name: Michael R. Kourey Title: Chief Financial Officer

Date: September 11, 2001

EXHIBIT INDEX

Exhibit Number	Exhibit Description
(a)(1)	Prospectus relating to Polycom Shares to be issued in the Offer and the Merger (incorporated by reference from Parent's Prospectus on Form 424 filed on August 23, 2001).
(a)(2)	Form of Letter of Transmittal (incorporated by reference to Exhibit 99.1 to Parent's Amendment No. 1 to its Registration Statement on Form S-4 filed on August 2, 2001).***
(a)(3)	Form of Notice of Guaranteed Delivery (incorporated by reference to Exhibit 99.2 to Parent's Amendment No. 1 to its Registration Statement on Form S-4 filed on August 2, 2001).***
(a)(4)	Form of Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 (incorporated by reference to Exhibit 99.3 to Parent's Amendment No. 1 to its Registration Statement on Form S-4 filed on August 2, 2001).***
(a)(5)	Form of Letter to brokers, dealers, commercial banks, trust companies and other nominees (incorporated by reference to Exhibit 99.4 to Parent's Amendment No. 1 to its Registration Statement on Form S-4 filed on August 2, 2001).***
(a)(6)	Form of Letter to be used by brokers, dealers, commercial banks, trust companies and other nominees to their clients (incorporated by reference to Exhibit 99.5 to Parent's Amendment No. 1 to its Registration Statement on Form S-4 filed on August 2, 2001).***
(a)(7)	Press release issued by Parent on May 24, 2001 (incorporated by reference to Form 425 filed by Parent on May 25, 2001).*
(a)(8)	Polycom, Inc. Conference Call Outline Concerning Acquisition of PictureTel Corporation by Polycom, Inc. (incorporated by reference to Form 425 filed by Parent on June 5, 2001).*
(a)(9)	Question and Answer Period of the May 24, 2001 Polycom, Inc. Conference Call (incorporated by reference to Form 425 filed by Parent on June 5, 2001).*
(a)(10)	Joint press release issued by Parent and Company on July 16, 2001 (incorporated by reference to Form 425 filed by Parent on July 16, 2001).*
(a)(11)	Joint press release issued by Parent and Company on June 19, 2001 (incorporated by reference to Form 425 filed by Parent on June 19, 2001).**
(a)(12)	Joint press release issued by Parent and Company on August 14, 2001 (incorporated by reference to Form 425 filed by Parent on August 15, 2001). ****
(a)(13)	Joint press release issued by Parent and Company on September 10, 2001 (incorporated by reference to Form 425 filed by Parent on September 11, 2001).
(b)	None.
(d)(1)	Agreement and Plan of Merger by and among Parent, Merger Sub and the Company dated as of May 24, 2001 (incorporated by reference to Exhibit 2.1 to Parent's Registration Statement on Form S-4 filed on June 18, 2001).*
(d)(2)	Form of Voting and Tender Agreement by and among Parent and certain stockholders of PictureTel Corporation (incorporated by reference to Exhibit 2.2 to Parent's Registration Statement on Form S-4 filed on June 18, 2001).*
(d)(3)	Form of Affiliate Agreement between Parent and certain stockholders of PictureTel Corporation (incorporated by reference to Exhibit 2.3 to Parent's Registration Statement on Form S-4 filed on June 18, 2001).*
(g)	None.

(h)	None.

*	Previously filed on Schedule TO filed by Parent and Merger Sub on June 18, 2001.
**	Previously filed on Amendment No. 1 to Schedule TO filed by Parent and Merger Sub on July 16, 2001.
***	Previously filed on Amendment No. 2 to Schedule TO filed by Parent and Merger Sub on August 2, 2001.
****	Previously filed on Amendment No. 3 to Schedule TO filed by Parent and Merger Sub on August 15, 2001

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EXHIBIT INDEX